EXHIBIT 5.01

January 30, 2009

DexCom, Inc.

6340 Sequence Drive

San Diego, California 92121

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-3 (File Number 333-155391) filed by DexCom, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on November 14, 2008 (the “Initial Registration Statement”), as amended November 24, 2008 and the Registration Statement on Form S-3 (File Number 333-157024) (together with the Initial Registration Statement, the “Registration Statements”) filed by the Company with the Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Act”), each, as subsequently supplemented by the prospectus supplement applicable to the Offering (as defined below), in connection with the registration under the Act of the proposed issuance and sale, from time to time, by the Company of securities having a maximum aggregate public offering price of Forty-Eight Million Dollars ($48,000,000). The Company currently proposes to sell in an underwritten offering (the “Offering”) an aggregate of 15,994,000 shares (the “Takedown Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The Takedown Shares will be sold pursuant to that certain Purchase Agreement (the “Purchase Agreement”) dated January 30, 2009, by and between the Company and Piper Jaffray & Co. (“Piper Jaffray”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1) a copy of the Company’s Restated Certificate of Incorporation filed with the Delaware Secretary of State on April 19, 2005, as certified by the Delaware Secretary of State on May 2, 2006;

(2) a copy of the Company’s Bylaws, certified by the Company’s Secretary of even date herewith;

(3) the Registration Statements, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4) the prospectus comprising part of the Registration Statements (the “Base Prospectus”), as supplemented by the prospectus supplement applicable to the Offering (together with the Base Prospectus, the “Prospectus”);

(5) the minutes of meetings and actions by written consent of the stockholders and Board of Directors (or committees thereof) that are contained in the Company’s minute books that are in our possession;

(6) a certificate from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of the date hereof and a report from the Company dated as of the date hereof verifying the number of shares of the Company’s common stock subject to issued and outstanding options and warrants, and of any rights to purchase the Company’s capital stock;

(7) a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual and other representations (the “Management Certificate”);

(8) the Current Report on Form 8-K with which this opinion is filed as an exhibit (the “Form 8-K”);

(9) the Purchase Agreement; and

(10) the form of certificate representing shares of Common Stock.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us. We have also assumed that the certificates representing the Takedown Shares, if and to the extent the Takedown Shares are issued in certificated form, have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Takedown Shares, there will not have occurred any change in law affecting the validity of the Takedown Shares.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than (a) the existing federal laws of the United States of America, (b) the laws of the State of California, and (c) the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto as in effect on the date hereof. The opinions expressed herein are qualified by, and are subject to, and we express no opinion with respect to, compliance by the Company or Piper Jaffray with any state or foreign “blue sky” statute, rule or regulation in connection with the issuance and sale of the Takedown Shares pursuant to the Purchase Agreement.

Based upon the foregoing, it is our opinion that the Takedown Shares, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statements and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Form 8-K and further consent to all references to us, if any, in the Registration Statements, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of the Takedown Shares subject to the Registration Statements and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ FENWICK & WEST LLP

FENWICK & WEST LLP